MINERAL PROPERTY

OPTION AGREEMENT

THIS AGREEMENT is dated as of the 26 day of October, 2009.

BETWEEN:

THUNDER BAY MINERALS INC., a company incorporated pursuant to the laws of Alberta with an office at 81039 755 Bonavista Drive SE, Calgary, Alberta T2J 7C9

(“Thunder”)
AND:

SOURCE GOLD CORP., a company incorporated pursuant to the laws of Nevada with an office at Suite 100 – 11245 Valley Ridge Drive, Calgary, Alberta, T3B 5V4.

(“Source”)

WHEREAS:

A. Thunder is the owner of an undivided 100% legal and beneficial interest in those 19 mineral claims located north of Thunder Bay, Ontario, more particularly described in Schedule A to this Agreement (the “Property”);

B.           Thunder has agreed to sell to Source an undivided 50% legal and beneficial interest in the Property on the terms described herein.

THEREFORE in consideration of the mutual covenants and agreements in this Agreement, the Parties agree as follows:
1.	Definitions and Interpretation

1.1 For the purposes of this Agreement:

“Affected Party” has the meaning set forth in section 12.1;

“Affiliate” means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement.  For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

“Agents” mean servants, employees, agents, workmen and contractors;

“Closing” has the meaning set forth in section 4.5;

“Data” means all information and data, including without limitation, topographical data, which is in digital form and is in the possession or under the control of Thunder or its Affiliates relating to the Property;

“Deed” has the meaning set forth in section 5.1;

“Effective Date” means the date of execution of this Agreement;

“Encumbrances” mean any and all mortgages, pledges, security interests, liens, charges, encumbrances, contractual obligations and claims of others, recorded and unrecorded, registered and unregistered.

“Environmental Laws” means any and all federal, provincial and local laws, statutes, regulations, ordinances, bylaws, orders, permits, licences and approvals currently in effect or subsequently enacted that regulate or provide liabilities or obligations in relation to mining, mine development and mineral exploration or the existence, use, production, manufacture, processing, distribution, transport, handling, storage, removal, treatment, disposal, emission, discharge, migration, seepage, leakage, spillage or release of Hazardous Substances or the construction, alteration, use or operation, demolition or decommissioning of any facilities or other real or personal property in relation to the foregoing or otherwise in relation to the protection and preservation of the life, health or safety of persons, or to the protection and preservation of the environment, including but not limited to, air, soil, surface water, ground water, wildlife or personal or real property;

“Environmental Liabilities” means any and all costs, expenses, damages, losses and liabilities of whatsoever kind, direct or indirect, including but not limited, to fines, penalties, settlements, interest, property damage and economic loss and costs and expenses incurred for investigation, study and monitoring and removal, treatment, storage, disposal, remediation, clean-up, abatement, reclamation or other activities, for breach of or failure to comply with, or otherwise suffered or incurred under, or incurred in order to comply with, any and all Environmental Laws, whether statutory, in contract or in tort, including negligence and strict liability, or howsoever otherwise, pertaining to the Property;

“Escrow Agent” has the meaning set forth in section 5.1;

“Escrowed Documents” has the meaning set forth in section 5.1;

“Expenditures” means any and all direct and indirect expenses of or incidental to Operations conducted by or on behalf of Source or its Affiliates together with any and all costs, fees and expenses that may be paid to obtain a NI 43-101 compliant technical report, feasibility, engineering or other studies or reports on or with respect to the Property.  For greater certainty and without limitation, the costs, fees and expenses of recording work for assessment credit under applicable legislation for the benefit of the Property are included in Expenditures.  There shall be added to and included in “Expenditures” a charge for Source’s administrative overhead and corporate, technical and business expenses equal to 9% of all direct and indirect expenses and charges;

“Hazardous Substance” means any substance or material that is or becomes prohibited, controlled or regulated by any federal, provincial, municipal, local or other level of government and any government agency, body, corporation, organization, department, official or authority responsible for administering or enforcing any law and includes any toxic substance, waste and dangerous goods;

“Joint Venture” means the joint venture to be formed between Thunder and Source in respect of the Property (upon payment in full of the Purchase Price) pursuant to the Joint Venture Agreement;

“Joint Venture Agreement” means the joint venture agreement to be entered into between Thunder and Source upon the payment in full of the Purchase Price, substantially in the form attached as Schedule B hereto;

“Losses” mean actual losses, liabilities, damages, injuries, costs or expenses;

“Net Smelter Return Royalty” means the maximum three percent (3.0%) net smelter return royalty in favour of Wheeler provided in the royalty agreement attached as Schedule C;

 “Operations” means any and every kind of work which Source in its sole and absolute discretion elects to do or to have done to conduct mineral exploration of the Property during the Purchase Period;

“OTC BB” means the Over the Counter Bulletin Board

“Party” means either of Source or Thunder; and “Parties” mean both Source and Thunder;

“Person” means any individual, partnership, company, corporation, unincorporated association, person, government or governmental agency, authority or entity howsoever designated or constituted;

“Property” means those claims more particularly described in Schedule “A” hereto, together with all prospecting, research, exploration, exploitation, operating and mining permits, licences and leases associated therewith, mineral, surface, water and ancillary or appurtenant rights attached or accruing thereto, and any mining licence or other form of substitute or successor mineral title or interest granted, obtained or issued in connection with or in place of or in substitution for any such Property (including, without limitation, any Property issued to cover any internal gaps or fractions in respect of such ground), and includes any renewals, extensions or replacements thereof; and includes any claims or lands acquired within the area of mutual interest as contemplated in section 15.1;

“Purchase Period #1” means the date hereof through to and including December 31, 2010;

“Purchase Period #2” means January 1, 2011 through to and including December 31, 2011;

“Rule 144” means Rule 144 of the United States Securities Act of 1933 (as amended)

“Shares” mean common shares in the capital of Source;

“Termination Notice” has the meaning set forth in section 14.1;

“Transfer” when used as a verb, means to sell, grant, assign, encumber, pledge or otherwise commit or dispose of, directly or indirectly, including through mergers, consolidations or asset purchases.  When used as a noun, "Transfer" shall mean a sale, grant, assignment, pledge or disposal or the commitment to do any of the foregoing, directly or indirectly, including through mergers, consolidations or asset purchases; and

“Wheeler” means William James Wheeler, President of Thunder.

1.2 For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	“this Agreement” means this Option Agreement and all Schedules attached hereto;

(b)	any reference in this Agreement to a designated “section”, “Schedule”, “paragraph” or other subdivision refers to the designated section, schedule, paragraph or other subdivision of this Agreement;

(c)	the words “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement;

(d)
the word “including”, when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto but rather refers to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

(e)
any reference to a statute includes and, unless otherwise specified herein, is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing or superseding such statute or such regulation;

(f)	the headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement;

(g)	words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa and “shall” has the same meaning as the word “will”;

(h)	all references to currency refer to Canadian dollars;

(i)	all references to business days are to days excluding Saturdays, Sundays and banking holidays in the Province of British Columbia; and

(j)
when calculating the period of time within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-business day, the period in question shall end on the next business day.

1.3 The following are the Schedules to this Agreement, and are incorporated into this Agreement:

               Schedule “A”                               The Property
               Schedule “B”                               Form of Joint Venture Agreement
               Schedule “C”                               RoyaltyAgreement

1.4 Wherever any term or condition, expressed or implied, in any of the Schedules conflicts or is at variance with any term or conditions of this Agreement, the terms or conditions of this Agreement will prevail.

2.	Representations and Warranties

2.1	Thunder represents and warrants to Source that:

(a)
Thunder is a valid and subsisting corporation duly incorporated and in good standing under the laws of the Province of Alberta.  Thunder has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder.  Thunder has duly obtained all corporate and all regulatory authorizations for the execution, delivery and performance of this Agreement.  This Agreement has been duly executed and delivered by Thunder and is valid, binding and enforceable against Thunder in accordance with its terms;

(b)
Thunder is the owner of an undivided 100% legal and beneficial interest in the Property, free and clear of any and all Encumbrances save and except for the Net Smelter Return Royalty.  Thunder has the full power to hold its interest in the Property;

(c)
the Property has been properly staked, located and recorded pursuant to applicable laws and regulations of the Province of Ontario and all mining claims comprising the Property are in good standing and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under such mining claims and all required assessment work, reports, fees and payments have been filed or made and are current;

(d)	there is no adverse claim or challenge against or to the ownership of or title to any part of the Property and, there is no basis for such adverse claim or challenge;

(e)
the consummation of the transactions contemplated by this Agreement does not and will not conflict with, constitute a default under, result in a breach of, entitle any Person to a right of termination under, or result in the creation or imposition of any Encumbrance or restriction of any nature whatsoever upon or against the Property or other assets of Thunder, under its constating documents, any contract, agreement, indenture or other instrument to which Thunder is a party or by which Thunder is bound, any law, judgment, order, writ, injunction or decree of any court, administrative agency or other tribunal or any regulation of any governmental authority;

(f)
all taxes and charges with respect to the Property have been paid in full as of the Effective Date.  Subject to the provisions of section 9, no Person has any proprietary or possessory interest in the Property.  Save and except for the Net Smelter Return Royalty, no Person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, metals or concentrates or any other such products removed or produced from the Property;

(g)
there is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or, to the best of Thunder’s knowledge after reasonable inquiry, threatened against or involving the Property or which questions or challenges the validity of this Agreement or any action taken or to be taken by Thunder pursuant to this Agreement or any other agreement or instrument to be executed and delivered by Thunder in connection with the transactions contemplated hereby and Thunder does not know or have any reason to know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim, action of any nature or investigation.  Thunder is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has had or may be expected to have an adverse effect on the Property;

(h)
there are no actual or pending proceedings for, and Thunder is unaware of any basis for, the institution of any proceedings leading to the placing of Thunder in bankruptcy or subject to any other laws governing the affairs of insolvent parties and Thunder’s interest in the Property does not represent all or substantially all of Thunder’s assets and/or undertaking;

(i)
to the best of Thunder’s knowledge after reasonable inquiry, no Hazardous Substance has been placed, held, located, used or disposed of, on, under or at the Property by Thunder or any of its Agents.  To the best of Thunder’s knowledge after reasonable inquiry, no claim has ever been asserted and there are no present circumstances which could reasonably form the basis for the assertion of any claim against Thunder for Losses of any kind as a direct or indirect result of the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release from the Property of any Hazardous Substance;

(j)
there are no outstanding work orders or actions required or reasonably anticipated to be required to be taken in respect of the rehabilitation or restoration of the Property or relating to environmental matters in respect of the Property or any operations thereon, nor has Thunder received notice of same;

(k)
to the best of Thunder’s knowledge after reasonable inquiry, all previous exploration on the Property has been carried out in accordance with applicable law and sound mining, environmental and business practice.  Thunder has not received notice of any breach, violation or default with respect to the Property.  The prospecting work, processes, undertaking and other operations carried on or conducted by or on behalf of Thunder in respect of the Property have been carried on or conducted in a sound and workmanlike manner and in compliance with sound geological and geophysical exploration and mining, engineering and metallurgical practices;

(l)	Thunder has not received notice of the existence of any condemnation, expropriation or similar proceedings affecting the Property;

(m)
all of the buildings, fixtures and improvements located on the Property or comprising the Property are in good condition and repair, ordinary wear and tear excepted and are usable in the ordinary course of business;

(n)
Thunder has made available to Source all material information in its possession or control relating to the Property and throughout the Purchase Period, Thunder shall continue to make available to Source all information in its possession or control relating to the Property;

(o)
Thunder does not have any information or knowledge of any facts pertaining to the Property or substances thereon or therefrom not disclosed in writing to Source, which if known to Source might reasonably be expected to deter Source from completing the transactions contemplated hereby;

(p)	Thunder is not a non-resident of Canada within the meaning of the Income Tax Act (Canada); and

(q)	there is no Person acting or purporting to act at the request of Thunder who is entitled to any brokerage or finder’s fee in connection with the transactions contemplated herein.

2.2 At Source’s request Thunder shall take all action reasonably necessary (including judicial proceedings) to pay any outstanding fees, taxes, mortgages or liens against the Property, or remove any doubt from or cure any defect in their title to the Property or the ground covered thereby.  If Thunder fails or refuses to take action, Source may take action in Thunder’s name and Thunder agrees to cooperate with Source in any action taken.  Source may recover from any payments thereafter to become due to Thunder hereunder all costs and expenses (including attorneys’ fees) incurred by Source in any such action, or is no further payments are due, then such payments made by Source shall qualify as Expenditures hereunder.  Any improvement or perfection of title to the Property shall inure to the benefit of Source in the same manner and to the same extent as if such improvement or perfection had been made prior to the execution of this Agreement.  If any third person attacks the validity of any of the claims (or portion thereof) for any reason except Source’s failure to comply with its obligation to pay annual fees and maintain the Property pursuant to this Agreement, Source shall have no obligation to defend the validity of the claims.  If Source elects not to defend the validity of the claims, it shall release and reconvey its interest therein to Thunder, free and clear of liens and encumbrances arising by, through or under Source.

2.3 All payments and Expenditures payable by Source hereunder are based upon Thunder’s warranted ownership of the entire undivided interest in the minerals included within the boundaries of the Property.  If Thunder are found to own less than 100% of the mineral interests, then all payments payable to Thunder hereunder including Royalty payments shall be reduced proportionately.  Such reductions in payments shall not waive or eliminate any other rights or remedies Source may have in connection with the extent of Thunder’s actual interest in the Property.

2.4 The representations and warranties contained in section 2.1 are provided for the exclusive benefit of Source and the correctness of each such representation and warranty is a condition upon which Source is relying upon in entering into this Agreement.  A breach of any one or more of the representations or warranties may be waived by Source in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty and the representations and warranties contained in section 2.1 will survive the execution and delivery of this Agreement notwithstanding any independent investigations Source may make.  Thunder agrees to indemnify and hold harmless Source from all Losses actually incurred by Source in connection with a breach of any representation or warranty made by Thunder and contained herein, provided that such representations and warranties shall only have a survival period that terminates two years following: (i) the payment in full of the Purchase Price; or (ii) the termination of this Agreement.

2.5 Source represents and warrants to Thunder that:

(a)	Source is a valid and subsisting corporation duly incorporated and in good standing under the laws of the State of Nevada;

(b)	Source has full power and authority to enter into this Agreement and to carry out and perform all of its obligations and duties hereunder;

(c)	Source has duly obtained all corporate authorizations for the execution, delivery and performance of this Agreement;

(d)	this Agreement has been duly executed and delivered by Source and is valid, binding and enforceable against Source in accordance with its terms;

(e)	there is no person acting or purporting to act at Source’s request who is entitled to any brokerage or finder’s fee in connection with the transactions contemplated herein;

(f)
the consummation of the transactions contemplated by this Agreement does not and will not conflict with, constitute a default under, result in a breach of its constating documents or entitle any Person to a right of termination under any contract, agreement, indenture or other instrument to which Source is a party or by which Source is bound or to any law, judgment, order, writ, injunction or decree of any court, administrative agency or other tribunal or any regulation of any governmental authority;

(g)
Source is a "reporting issuer" within the meaning of the  United States Securities Act of 1933 (as amended), is not in default of any requirement of applicable laws and no material change relating to Source has occurred with respect to which a requisite material change report has not been filed and no such disclosure has been made on a confidential basis.  The common shares of Source are listed for trading on the OTC bulletin board;

(h)
no securities commission or similar regulatory authority has issued any order preventing or suspending trading in any securities of Source and to the best of Source’s knowledge after reasonable inquiry, no such proceeding for such purposes are pending or threatened;

(i)	upon issuance, the Consideration Shares shall be fully paid and non-assessable and shall form part of a class of shares that is listed on the OTC BB, subject to Rule 144; and

(j)
there are no actual or pending proceedings for, and to the best of Source’s knowledge after reasonable inquiry, there is no basis for, the institution of any proceedings leading to the placing of Source in bankruptcy or subject to any other laws governing the affairs of insolvent parties.

2.6 The representations and warranties contained in section 2.5 are provided for the exclusive benefit of Thunder and the correctness of each such representation and warranty is a condition upon which Thunder is relying upon in entering into this Agreement.  A breach of any one or more representations or warranties may be waived by Thunder in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty and the representations and warranties contained in section 2.5 will survive the execution and delivery of this Agreement notwithstanding any independent investigations Thunder may make.  Source agrees to indemnify and hold harmless Thunder from all Losses actually incurred by Source in connection with a breach of any representation or warranty made by it and contained herein, provided that such representations and warranties shall only have a survival period that terminates two years following: (i) the exercise of the Option; or (ii) the termination of the Option.

3.	Purchase and Sale

3.1 In consideration of the covenants and agreements of Source herein contained, Thunder hereby agrees to sell, transfer and assign to Source 50% of Thunder’s right, title and interest in and to the Property for and in consideration of Source paying the Purchase Price to Thunder.

3.2 The Purchase Price payable by Source shall be (i) the payment of an aggregate $110,000 (the “Cash Purchase Price”), (ii) incurring Expenditures in the aggregate amount of $1,000,000 on the Property, and (iii) issuing 2,000,000 Shares, as follows:

(a)	Paying a total of $110,000 to Thunder as follows:

(i)
upon execution of this Agreement, Source will pay to Thunder the sum of $50,000, as a non-refundable deposit toward the Purchase Price, in advance of Source commencing its due diligence investigations of the Property as contemplated in section 4.1 below; and

(ii)	on or before December 1, 2009, Source will pay to Thunder the sum of $60,000;

(b)	Source shall incur a minimum of $500,000 of Expenditures on the Property on or before the expiry of the Purchase Period #1;

(c)	Source shall incur a minimum of $500,000 of Expenditures on the Property on or before the expiry of the Purchase Period #2; and

(d)
Subject to section 3.3 below, Source shall allot and issue 2,000,000 Shares to the shareholders of Thunder, which shares shall be subject to the restrictions under Rule 144.  In this regard, Thunder covenants to deliver to Source, on or before 24 hours following the Closing Date, a list of the shareholders of Thunder and instructions as to how the Shares will be issued, registered and delivered to each shareholder.

3.3 Thunder acknowledges that the Shares to be received as part of the Purchase Price will be subject to resale restrictions in accordance with applicable securities legislation and the rules of the OTC BB.

3.4 The Purchase Price will be effectively paid, and the purchase and sale of a 50% interest in the Properety shall be deemed closed and completed when Source has made Expenditures which total $1,000,000 and the 2,000,000 Shares have been issued.  The due date for the making of Expenditures as well as the Purchase Period shall be extended for such time as access to the Property and/or work on the Property is prevented by any condition of Force Majeure as described in section 12.1.

3.5 Notwithstanding anything herein contained and in addition to any other rights Source may have under the circumstances, if exploration and development work intended to be conducted on or for the benefit of the Property is mistakenly conducted outside the boundaries of the Property as a consequence of it being subsequently discovered or determined by survey or otherwise that the Property boundaries are not located where the Parties understood them to be on the Effective Date, such exploration and development work shall constitute Expenditures hereunder and Source shall suffer no forfeiture with respect to any interest earned or to be earned hereunder.

4. Conditions Precedent

4.1 The obligation of Source to consummate the transactions contemplated under this Agreement is subject to the following conditions which are for Source’s sole benefit and may be waived in writing by Source:

(a)	Source will have received all requisite regulatory approvals to the transactions contemplated in this Agreement; and

(b)
Source will be satisfied as to the title to the Property and its due diligence investigations as against Thunder.  Source will have a period of 30 days to complete its due diligence investigations; and shall at any time on or before the expiry of such 30 days notify Thunder as to whether it is (i) satisfied with its investigations and that it will proceed to Closing in accordance with section 4.5 below, or (ii) not satisfied with its investigations and that it will not be proceeding to Closing and that the provisions of section 4.3 below will apply.

4.2               For purposes of Source undertaking its due diligence investigations, Source shall be entitled to: (i) full access to all Data, records, maps, reports, drill core, documents, and files in Thunder’s possession or to which it may have access, relating to the Property (“Property Information”); (ii) complete such field investigations on the Property as Source considers necessary to verify historical work represented as having been done on the Property; and (iii) complete its review and investigation of legal title and ownership of the claims comprising the Property, (collectively the “Due Diligence Review”).

4.3               If Source determines, for any reason, to deem its Due Diligence Review unsatisfactory, it will provide notice to Thunder of the same, at which time (i) Source will return the Property Information to Thunder together with all new information gathered by Source pertaining to the Property within 48 hours of such notice being sent, (ii) Source will remediate any and all disturbances it made to the Property within 30 days of such notice being sent; and (iii) this Agreement will terminate without any liability of further obligation whatsoever on the part of either Party.

4.5               Subject to compliance with the provisions of section 4.1, upon five days notice from Source to Thunder, closing shall occur (the “Closing”) at the offices of Source. On Closing:

(a)	Source and Thunder shall execute and deliver an acknowledgement to the effect that the conditions precedent set forth in section 4.1 have been satisfied; and

(b)
Source shall deliver to Thunder (i) , on or before the date that is 30 days following Closing, a share certificate or certificates (as directed by Thunder) representing the 2,000,000 Shares; and (ii) a cheque, bank draft or wire transfer for $60,000.

4.6               Source and Thunder will use their best efforts to assist each other in obtaining the requisite regulatory approvals required in connection with the execution, delivery and performance of this Agreement.

4.7               prior to paying the portion of the Cash Purchase Price identified in subsection 3.2 (a)(ii), Thunder shall have provided evidence to Source, acting reasonably, that all of the subject claims on the Property are in good standing.

4.7               This Agreement will terminate if the conditions described in section 4.1 are not satisfied on or before 7 days from the Effective Agreement.

5.	Property Title and Joint Venture

5.1 During the Purchase Period, recorded title to the Property shall remain in the name of Thunder.  Notwithstanding the foregoing on Closing, Thunder shall deliver to an independent party to be agreed upon by and acceptable to both Thunder and Source (the “Escrow Agent”) to hold in trust pending payment in full of the Purchase Price or other termination of this Agreement (the “Escrowed Documents”): (i) a duly executed copy of a deed/transfer of a 50% interest in the mineral claims in respect of the Property in registrable or recordable form (the “Deed”) and in content sufficient pursuant to the laws of the Province of Ontario to transfer a 50% undivided interest in the Property to Source free and clear of any and all Encumbrances, subject to the Net Smelter Return Royalty.  The Parties shall also deliver to the Escrow Agent an indemnification agreement, as required by the Escrow Agent, on terms and conditions satisfactory to the Escrow Agent.  The Escrowed Documents shall be held by the Escrow Agent pending either: (i) termination of the Option in accordance with section 14.1, in which case the Deed shall be released and delivered to Thunder and the provisions of section 14.2 will apply; or (ii) upon payment of the Purchase Price in accordance with section 3.2, the Escrowed Documents shall be released to Source, and the Parties shall forthwith execute and deliver the Joint Venture Agreement substantially in the form set out in Schedule “B”.

5.2 During the Purchase Period, Thunder shall not transfer any of its interest in the Property and/or this Agreement other than to Source as provided herein, and shall not grant, create or allow any Encumbrances on the Property.

5.3 Upon Source having performed all of the requirements of section 3.2, Source will have paid the Purchase Price in full and have purchased an undivided 50% legal and beneficial interest in the Property as at such date free and clear of any and all Encumbrances, subject only to the Net Smelter Return Royalty; and Thunder and Source will constitute a Joint Venture for the purpose of carrying out further exploration, development and production work on the Property, and the provisions of the Joint Venture Agreement will then apply.

6.	Property Exploration and Maintenance

6.1 During the Purchase Period Thunder will act as operator, and be entitled to conduct title management and to lead, define the nature of and execute all exploration programs and subsequent phases of development on the Property.

6.2 Thunder shall submit such reports of its exploration activities on the Property to the appropriate governmental authorities as may be required to maintain the Property in good standing during the Purchase Period.

7.	Right of Entry

7.1 Throughout the Purchase Period, Thunder and its Affiliates and Agents shall have the sole, exclusive and immediate right in respect of the Property to:

(a)	enter the Property, to have quiet and exclusive possession of the Property and to act as operator of the Property;

(b)	do such prospecting, exploration, development and/or other mining work on and under the Property so as to incur Expenditures;

(c)	bring erect and install upon the Property such buildings, plant, machinery and equipment as Source may deem necessary or desirable in its sole discretion; and

(d)	remove from the Property all metals and minerals derived from Operations on the Property as may be deemed necessary by Source for assay and testing purposes.

For greater certainty and without limitation, it is understood and agreed that Thunder as operator shall be under no obligation whatsoever to place the Property into commercial production and if the Property is placed into commercial production, Source shall have the right at any time to curtail or suspend such commercial production as Source in its absolute discretion deems advisable.

8. Recording of Agreement

8.1 At all times during the Purchase Period and from and after Closing, Thunder and Source will execute and deliver such additional documentation as legal counsel for Thunder and Source determine is necessary in order to duly register and record in the appropriate registration and recording offices notice that Thunder’s interest in and to the Property is subject to and bound by the terms of this Agreement.

9.	Obligations During Purchase Period

9.1 During the Purchase Period, unless this Agreement is terminated in accordance with subsection 14.1, Source covenants and agrees with Thunder that Source shall:

(a)
provide to Thunder copies of all correspondence and other written communications by Source to and from government authorities with respect to the Property, including without limitation, any default notice given to Source, forthwith on receipt by Source of such correspondence or written communications; and

(b)	provide to Thunder all technical data and any interpretation or reports on such data in its possession relating to the Property.

9.2 During the Purchase Period, unless this Agreement is terminated in accordance with the provisions hereof, Thunder covenants and agrees with Source that it will:

(a)
maintain the Property in good standing by doing and filing all assessment work or making payments in lieu thereof and by performing all other acts which may be necessary in order to keep the Property in good standing and free and clear of all Encumbrances arising from or out of its activities on the Property;

(b)
do all work on the Property in a good and workmanlike manner and in accordance with sound mining and engineering practices and in compliance with all applicable laws, bylaws, regulations, orders and lawful requirements of any governmental or regulatory authority and comply with all laws governing the possession of the Property, including without limitation, those governing safety, pollution and environmental matters;

(c)
deliver to Source within 30 days after receipt by Thunder all engineering and geological reports and assay results in respect of samples taken from the Property (together with reports showing the location from which the samples were taken and the type of samples) and report to Source on a monthly basis in respect of all data relevant to the Property, including without limitation, opinions and field results, provided that Source will indemnify and save Thunder and its Agents harmless with respect to any use made by Source of interpretive data prepared by and received from Thunder; and

(d)
permit Source and its duly authorized representatives, at their own sole risk and expense, access to the Property at all reasonable times and to all records prepared by Thunder in connection with Expenditures.  Such access shall not obstruct or interfere with the operation or activities conducted by Thunder.

10. No Encumbrances Against Property

10.1 During the Purchase Period, neither Source nor Thunder will be entitled to grant, create or allow any Encumbrance of or upon the Property or any portion thereof without the prior written consent of the other Party, which consent may be unreasonably withheld.

11.	Royalties Encumbering Property

11.1 Source acknowledges that the Property is subject to the Net Smelter Return Royalty in favour of Wheeler to be calculated and paid in accordance with Schedule “C”.

12. Force Majeure

12.1 If at any time during the Purchase Period either Party is prevented or delayed in complying with any of the provisions of this Agreement (the “Affected Party”) by reason of strikes, lockouts, labour unrest or shortage, power or fuel shortages, fires, wars, terrorism, acts of God, civil disturbances, governmental regulations restricting normal operations, shipping delays, title disputes, Native land claims, or any other reason or reasons beyond the reasonable control of the Affected Party (provided that lack of sufficient funds to carry out exploration on the Property will be deemed not to be beyond the reasonable control of the Affected Party), then the time limited for the performance by the Affected Party of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay.  Nothing in this section 12.1 or this Agreement will relieve either Party from its obligation to maintain the mineral claims comprising the Property in good standing and to comply with all applicable laws and regulations, including without limitation, those governing safety, pollution and environmental matters.

12.2 The Affected Party will give notice to the other Party of each event of force majeure under section 13.1 within seven days of such event commencing and upon cessation of such event will furnish the other Party with written notice to that effect together with particulars of the number of days by which the time for performing the obligations of the Affected Party under this Agreement has been extended by virtue of such event of force majeure and all preceding events of force majeure.

12.3 Should Source pay any amounts toward settling a title dispute (which it may only do with the consent of Thunder), such amounts will be deducted from and will reduce the next payments due by Source to Thunder pursuant to sections 3.2, or if no payment is then due the same will constitute “Expenditures” hereunder.

13. Confidential Information

13.1 The terms of this Agreement and all information obtained in connection with the performance of this Agreement will be the exclusive property of the Parties hereto and except as provided in section 13.2, will not be disclosed to any third party or the public without the prior written consent of the other Party, which consent will not be unreasonably withheld.

13.2 The consent required by section 13.1 will not apply to a disclosure:

(a)	to an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;

(b)	to any third party to whom the disclosing Party contemplates a transfer of all or any part of its interest in this Agreement;

(c)	to a governmental agency or to the public which such Party believes in good faith is required by pertinent laws or regulation or the rules of any applicable stock exchange; or

(d)
to an investment dealer, broker, bank or similar financial institution, in confidence if required as part of a due diligence investigation by such financial institution in connection with a financing required by such Party or its shareholders or affiliates to meet, in part, its obligations under this Agreement.

14. Default and Termination

14.1               Thunder shall have the right to terminate this Agreement as a result of a breach of section 3.2, subject to section 3.4, on prior written notice to Source (the "Termination Notice"), if, within 60 days after receipt of the Termination Notice, Source shall fail to incur the requisite Expenditures set forth in section 3.2.

14.2               Upon termination of this Agreement the provisions of section 4.3 shall be operative, and Source shall:

(a)
deliver to Thunder all maps, reports, results of surveys and drilling and all other reports of information provided to Source by Thunder, as well as copies of any and all assay plans, diamond drill records, information, maps and other pertinent exploration reports produced by Thunder its Affiliates or its Agents regarding the Property; and

( (c)
deliver a deed of quit claim or other appropriate instrument to Thunder in recordable form whereby Source will acknowledge and agree that it has no interest either legal or equitable in and to the Property.

(

15.           Area Of Mutual Interest

15.1           An area of mutual interest shall exist for all lands within that area being within seven kilometres of the outer boundaries of the Property.  If Thunder acquires any mineral interests within the lands lying within the area of mutual interest, or if it enters into any type of agreement by which such an interest may be earned or otherwise acquired therein, then Thunder shall promptly notify Source of such acquisition or such agreement, and upon Source reimbursing Thunder for its staking, filing and other acquisition costs incurred, this Agreement shall apply thereto, and such lands or interests within the area of mutual interest shall form part of the Property.  Any mineral interest acquired by Thunder in lands outside of the area of mutual interest shall not be subject to the terms hereof, but may be the subject of that separate agreement between the Parties whereby Thunder has agreed to grant to Source a right of first refusal to acquire all mineral property interests acquired by Thunder during the six years following the Effective Date.

16.               Indemnities

16.1               Thunder covenants and agrees with Source (which covenant and agreement will survive the execution, delivery and termination of this Agreement), both before as well as after Closing, to indemnify and save harmless Source, its Agents and Affiliates and their respective officers, directors, employees and representatives from and against:

(a)	any and all Environmental Liabilities which may arise as a result of Operations prior to the start of the Purchase Period; and

(b)
any and all Losses which may be suffered by Source arising out of or in connection with or in any way referable to, whether directly or indirectly, the entry on, presence on, or activities on the Property by Thunder or its Agents on or before the Effective Date.

16.2               Source covenants and agrees with Thunder (which covenant and agreement will survive the execution, delivery and termination of this Agreement) to indemnify and save harmless Thunder, its Agents and Affiliates and their respective officers, directors, employees and representatives from and against:

(a)	any and all Environmental Liabilities which may arise as a result of Operations during the Purchase Period; and

(b)
any and all Losses which may be suffered by Thunder arising out of or in connection with or in any way referable to, whether directly or indirectly, the entry on, presence on, or activities on the Property by Source from and after the Effective Date and during the Purchase Period.

17.               Relationship and Other Opportunities – General

17.1               The rights, privileges, duties, obligations and liabilities, as between the Parties shall be separate and not joint or collective and nothing herein contained shall be construed as creating a partnership, an association, agency or subject as herein specifically provided, a trust of any kind or as imposing upon either of the Parties any partnership duty, obligation or liability.  Neither Party is liable for the acts, covenants and agreements of the other Party, except as herein specifically provided.

17.2               Each of the Parties shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavours of any sort whatsoever whether or not competitive with the endeavours contemplated herein without consulting the other Party or inviting or allowing the other Party to participate therein.  Neither Party shall be under any fiduciary or other duty to the other Party which shall prevent it from engaging in or enjoying the benefits of competing endeavours within the general scope of endeavours contemplated by this Agreement.  The legal doctrine of “corporate opportunity” sometimes applied to persons engaged in a joint venture or having fiduciary status shall not apply in the case of a Party.

18.               Assignment and Right of First Refusal

18.1               This Agreement and Source’s rights hereunder may be assigned, either in whole or in part, by Source to an assignee provided that:

(a)	Thunder gives its prior written consent to such assignment, which consent not to be unreasonably withheld by Thunder;

(b)	Source at the time of assignment is not in default of any of the obligations, warranties or representations given hereunder or to be performed by it pursuant to this Agreement;

(c)	Source will not be relieved of any duty or obligation hereunder unless Source has assigned its entire interest in this Agreement; and

(d)	each assignee prior to the effective date of the assignment agrees in writing with Thunder to be bound by the terms and conditions of this Agreement.

Thunder shall not be permitted to Transfer any of its rights hereunder or in the Property except as provided in section 18.2 below.

18.2           In the event Thunder wishes to sell, assign or dispose of any entitlement or rights hereunder, or any of its 50% interest in or to the Property, or any of its rights in or to the Royalty, to any other party (a “Third Party”), then and in any and each such event Thunder shall first offer to sell such interest to Source on the same terms as offered to (or by) the Third Party.  Source shall have a period of 45 days to determine if it will acquire such interest, and to provide notice to Thunder of its intentions.  If Source elects to acquire such interest, closing will occur on the same time frame (subject to the additional 45 days noted above) and on the same terms and proposed with the Third Party.

18.3           Should Thunder sell to a Third Party, it will:

(a)	furnish to the Third Party a true copy of this Agreement;

(b)	obtain the Third Party’s written agreement in favour of Source that the Third Party shall be bound by the terms of this Agreement as if it were a party thereto in the place and stead of Thunder; and

(c)
ensure that any agreement between the Third Party and Thunder contains provisions similar to those set forth in this section 9 of this Agreement, to be binding upon the Third Party and any successor or assign, and that such agreement is registered at the public registries in which it is required or customary to register mining agreements pertaining to land.

19.               Governing Law

19.1               This Agreement will be construed and in all respects governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein.

20.               Arbitration

20.1               In the event of any dispute between Thunder and Source with respect to this Agreement or any matter governed by this Agreement which Thunder and Source are unable to resolve, the matter shall be settled by arbitration as follows:

The Party desiring arbitration shall nominate one arbitrator and shall notify the other Party of such nomination and the other Party shall within 30 days after receiving such notice nominate one arbitrator and the two arbitrators shall select a third arbitrator to act jointly with them.  If the said arbitrators are unable to agree upon the selection of such third arbitrator, the third arbitrator shall be designated by a Justice of the Supreme Court of British Columbia.  If the Party receiving the notice of nomination of an arbitrator, does not nominate an arbitrator within 30 days of receiving such notice, then the arbitrator nominated by the Party desiring arbitration may proceed alone to determine the dispute.  Any decision reached pursuant to this section 20 shall be final and binding upon the Parties.  Insofar as they do not conflict with the provisions hereof, the provisions of the Arbitration Act (Alberta) as amended from time to time shall be applicable.

21.               Notices

21.1               All notices, payments and other required communications and deliveries to the Parties will be in writing and will be addressed to the Parties at the address and fax number appearing on the first page of this Agreement or at such other address as the Parties may specify from time to time.

Notices must be delivered, sent by telecopier or mailed by pre-paid post and addressed to the Party to which notice is to be given.  If notice is sent by telecopier or is delivered, it will be deemed to have been given and received at the time of transmission or delivery, if transmitted or delivered during regular business hours, or the next business day, if not transmitted or delivered during normal business hours.  If notice is mailed, it will be deemed to have been received ten business days following the date of the mailing of the notice.  If there is an interruption in normal mail service due to strike, labour unrest or other cause at or prior to the time a notice is mailed the notice will be sent by telecopier or will be delivered.

21.2               Either Party may at any time and from time to time notify the other Party in writing of a change of address and the new address to which a notice will be given thereafter until further change.

2.               Good Faith

22.1               Each Party shall at all times during the currency of this Agreement and after the termination of the Option, act in good faith with respect to the other Party and shall do or cause to be done all things within their respective powers which may be necessary or desirable to give full effect to the provisions hereof.

23.               Entire Agreement

23.1               This Agreement constitutes the entire agreement between Thunder and Source and will supersede and replace any other agreement or arrangement, whether oral or in writing, previously existing between the parties with respect to the subject matter of this Agreement.

24.               Expenses

24.1               Each of the parties will bear their own respective costs and expenses incurred in connection with this Agreement, and specifically Source will be responsible for the costs of its due diligence.

25.               Consent or Waiver

25.1               No consent or waiver, express or implied, by either Party hereto in respect of any breach or default by the other Party in the performance by such other Party of its obligations under this Agreement will be deemed or construed to be a consent to or a waiver or any other breach or default.

26.               Further Assurances

26.1               The Parties will promptly execute, or cause to be executed, all bills of sale, transfers, documents, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent and purpose of this Agreement or to record wherever appropriate the respective interests from time to time of the Parties in and to the Property.

27.               Severability

27.1               If any provision of this Agreement is or will become illegal, unenforceable or invalid for any reason whatsoever, such illegal, unenforceable or invalid provisions will be severable from the remainder of this Agreement and will not affect the legality, enforceability or validity of the remaining provisions of this Agreement.

28.               Enurement

28.1               This Agreement will enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

29.               Amendments

29.1               This Agreement may only be amended in writing with the mutual consent of both Parties.

30.               Time

30.1               Time will be the essence of this Agreement and will be calculated in accordance with the Interpretation Act (Alberta).

31.               Counterparts

31.1               This Agreement may be executed in any number of counterparts and by facsimile transmission with the same effect as if the Parties hereto had signed the same document.  All counterparts will be construed together and constitute one and the same agreement.

IN WITNESS WHEREOF the Parties have executed this Agreement the day and year first above written.

THUNDER BAY MINERALS INC.

per: /s/James Wheeler
               James Wheeler, President

SOURCE GOLD CORP.

per:/s/Harry Bydgnes
      Harry Bydgnes, Pres.

SCHEDULE “A”

DESCRIPTION OF THE PROPERTY

(attached)

SCHEDULE “B”

JOINT VENTURE AGREEMENT

(attached)

SCHEDULE “C”

NET SMELTER RETURN ROYALTY

(attached)